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Exhibit 3.1

ARTICLES OF INCORPORATION
OF
PACIFIC COAST NATIONAL BANCORP

ARTICLE I
Name

        This name of the corporation is Pacific Coast National Bancorp.

ARTICLE II
Purpose and Powers

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III
Capital

        This corporation has authority to issue an aggregate of 10,000,000 shares of common stock, having a par value of $0.01 per share.

ARTICLE IV
Board of Directors

        The business and affairs of this corporation and all of the corporate powers thereof are hereby vested in and shall be exercised by a board of directors, the size and composition of which shall be determined as set forth in the bylaws.

ARTICLE V
Indemnification

        The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

ARTICLE VI
Limitation of Liability

        The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VII
Repeal of Articles V, VI and VII

        Notwithstanding any other provision of these Articles, the affirmative vote of at least 80% of the total voting power of the corporation shall be required to amend or repeal Article V, Article VI or this Article VII, and any repeal or amendment of Article V, Article VI or Article VII by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article V that may have arisen prior to such appeal or amendment.

ARTICLE VIII
Registered Office and Agent

        The name and address in the State of California of the Corporation's initial agent for service of process is Michael Hahn, 1745 E. Alvarado Street, Fallbrook, California 92028.

        [signature page follows]

        IN WITNESS WHEREOF, the undersigned incorporator has set his hand as of the 2nd day of July, 2003.

Michael Hahn

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  Exhibit 3.1
ARTICLES OF INCORPORATION OF PACIFIC COAST NATIONAL BANCORP
ARTICLE I Name
ARTICLE II Purpose and Powers
ARTICLE III Capital
ARTICLE IV Board of Directors
ARTICLE V Indemnification
ARTICLE VI Limitation of Liability
ARTICLE VII Repeal of Articles V, VI and VII
ARTICLE VIII Registered Office and Agent